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CONSENT OF INDEPENDENT AUDITORS

The Milestone Funds - Treasury Obligations Portfolio and Prime Obligations
Portfolio:

We consent to the incorporation by reference in Post-Effective Amendment No. 10 to Registration Statement No. 33-81574 of our report dated December 30, 1999, appearing in the Annual Report to Shareholders for the year ended November 30, 1999, and to the references to us under the caption "Independent Auditor" in the Statements of Additional Information, and under the caption "Financial Highlights" in the Prospectuses, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
March 27, 2000